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                                                                     Exhibit 5.1
                                                                     -----------

                  [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]


                              September 21, 2000



Focal Communications Corporation
200 North LaSalle Street, Suite 1100
Chicago, Illinois 60601

     Re:  Amended and Restated 1998 Equity and Performance Incentive Plan
          ---------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for Focal Communications Corporation, a Delaware corporation (the "Company"), in connection with the Company's Amended and Restated 1998 Equity and Performance Incentive Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the additional 10,282,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), that may be issued and sold pursuant to the Plan are duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable so long as the consideration received by the Company is at least equal to the stated par value of such shares of Common Stock.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement filed by the Company to effect registration of the additional 10,282,000 shares of Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ JONES, DAY, REAVIS & POGUE